Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemomab Ltd.:

We consent to the use of our report dated March 16, 2021, with respect to the balance sheets of Chemomab Ltd. as of December 31, 2020 and 2019, the related statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

/s/ Somekh chaikin
Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

April 15, 2021